Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Stuart Zakim
American Media Inc.
212-743-6524
szakim@amilink.com

JEFF SAGANSKY JOINS

AMERICAN MEDIA

BOARD OF DIRECTORS

(NY, NY, 3/23/05) – David Pecker, CEO and Chairman of American Media today announced that television and motion picture industry leader Jeff Sagansky will be joining the company’s board of directors.

Sagansky has held high profile executive positions with top companies in the entertainment industry. Most recently, Sagansky was CEO of Paxson Communications. Prior to that, Sagansky was Co-President of Sony Pictures Entertainment where he was responsible for Sony Entertainment’s worldwide television operations and strategic planning. He was also President of CBS Entertainment, where he engineered CBS” ratings rise from third to first place in eighteen months with programs including “The Nanny, “Dr. Quinn, Medicine Woman,” “Touched By An Angel,” “Chicago Hope,” “Picket Fences” and “Northern Exposure.” As President of Tri Star Pictures, Sagansky developed and oversaw production of a wide variety of films including “Glory,” which won an Academy Award for Denzel Washington, “Peggy Sue Got Married,” directed by Francis Ford Coppola “Look Who’s Talking” starring John Travolta and Kirstie Alley. Sagansky, as Senior Vice President of Programming at NBC, was involved with the development of such landmark television programs as “St. Elsewhere,” “Cheers,” “Miami Vice,” and “The Cosby Show.”

“Jeff has a unique insight into how to connect with mass audiences,” said Pecker on Sagansky’s appointment. “I look forward to his guidance and counsel as AMI builds on its leadership in the magazine industry and am proud to welcome him to our board,” he concluded.

Sagansky received his B.A. degree from Harvard College and his MBA from the Harvard Business School.

American Media, Inc. is one of the largest media companies in the U.S. and the leading publisher of celebrity journalism, health and fitness and Spanish language magazines. These include Star magazine, Shape, Men’s Fitness, Muscle & Fitness, MPH, Flex, Fit Pregnancy, Natural Health, the largest newsstand Latino magazine, ¡Mira!; Shape En Espanol, The National Enquirer and the best selling country music magazine, Country Weekly. In addition to print properties, AMI owns Distribution Services, Inc., the country’s #1 in-store magazine merchandising company.

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